1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Exploration and Development and
Main Pass Energy HubTM Activities

NEW ORLEANS, LA, May 22, 2006 - McMoRan Exploration Co. (NYSE: MMR) today updated its exploration activities including a discovery at Point Chevreuil, the status of two additional exploration prospects in progress, and initial production from the Hurricane No. 2 development well.

The Point Chevreuil exploratory well commenced drilling on November 18, 2005 and was drilled to a true vertical depth of 17,011 feet (17,274 feet measured depth). The well was evaluated with log-while-drilling tools and wireline logs, which indicated 96 net feet of hydrocarbon bearing sands over a 112 foot gross interval. Production is expected to commence in the third quarter of 2006. McMoRan has a 25 percent working interest and a 17.5 percent net revenue interest in the Point Chevreuil prospect which is located in less than 10 feet of water in the South Belle Isle Field offshore St. Mary Parish, Louisiana. McMoRan also announced today that McMoRan and its private partner acquired approximately 2,500 gross acres surrounding the discovery at a recent state lease sale.

McMoRan currently has two exploratory wells drilling:

Prospect	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Vertical Depth	Spud Date
St. Mary Parish, LA “Laphroaig”	37.5%	27.8%	14,200'	19,000'	April 8, 2006
Louisiana State Lease 18091 “Long Point Deep”	37.5%	26.8%	10,600'	23,000'	April 27, 2006

The Liberty Canal discovery well located onshore in Vermilion Parish, Louisiana, has been drilled to 16,594 feet. McMoRan has set a production liner and will complete the well with initial production expected in the third quarter of 2006. As previously reported the well was evaluated with log-while-drilling tools and confirmed with wireline logs, which indicated two intervals totaling 199 gross feet with 125 net feet of hydrocarbon bearing sands. The wireline log indicated excellent porosity with the potential for high flow rates. The Liberty Canal discovery is located on a significant north-south ridge where McMoRan controls 13,000 acres and has several additional exploration prospects. McMoRan is incorporating the results from this well with its 3-D seismic data which could result in expansion of our drilling opportunities in this area. Following completion activities at Liberty Canal, McMoRan plans to commence drilling the Liberty Canal Upthrown exploratory well located two miles northwest of the Liberty Canal discovery. McMoRan and its private partner each have a 37.5 percent working interest and a 27.7 percent net revenue interest in the Liberty Canal prospect. The Liberty Canal well commenced drilling on March 5, 2006.

Since inception in 2004 of a multi-year, $500 million exploration venture, McMoRan and its private partner have participated in 12 discoveries on the 23 prospects that have been drilled and evaluated. Four additional prospects are either in progress or not fully evaluated.

McMoRan expects to commence drilling several additional exploratory prospects during 2006. McMoRan currently has rights to approximately 400,000 gross acres, including over 100,000 gross acres acquired in January 2006 through a farm-in transaction of exploration rights in southern Louisiana and on the Gulf of Mexico shelf. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

In May 2006, initial production commenced at the Hurricane No. 2 development well at South Marsh Island Block 217. The Hurricane No. 2 well is currently producing at a gross flow rate of approximately 34 Million cubic feet of natural gas equivalents (MMcfe/d) (6.6 MMcfe/d net to McMoRan), and the operator plans to gradually increase production from this well. Gross production from the two wells in the Hurricane field approximates 81 MMcfe/d (15.7 MMcfe/d net to McMoRan). McMoRan and its private partner each own a 27.5 percent working interest and a 19.4 percent net revenue interest in the Hurricane field. The Hurricane No. 3 development well is expected to commence drilling during the second quarter of 2006.

McMoRan’s share of second quarter 2006 production is expected to average 55-65 MMcfe/d, including approximately 2,500 bbls/d (14 MMcfe/d) for McMoRan’s share of oil production from Main Pass Block 299. McMoRan’s current production rate exceeds 65 MMcfe/d and is expected to increase during the quarter. McMoRan’s share of production is expected to reach 100 MMcfe/d in the third quarter of 2006, as new production from seven additional wells commences, including Long Point No. 1 and 2, Dawson Deep, King of the Hill, Liberty Canal, Pecos and Point Chevreuil.

MAIN PASS ENERGY HUBTM UPDATE
As previously reported, McMoRan is amending its license application with the U.S. Coast Guard and the Maritime Administration (MARAD) to obtain approval of its Main Pass Energy HubTM (MPEHTM) project using Closed Loop technology while we continue to address concerns raised by Louisiana’s Governor in the veto of the more efficient Open Rack Vaporizer (ORV) technology. The significant studies completed to date should enable the revisions to the MPEHTM permit application to incorporate Closed Loop technology to be processed expeditiously. MARAD will establish a new timeline for the project, including the publication of a supplemental Environmental Impact Statement and a final public hearing followed by a record of decision.

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 billion cubic feet of natural gas (Bcf) per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities.

McMoRan is also considering investments to develop substantial cavern storage for a pipeline header system that would allow deliveries into liquid U. S. gas markets. Current plans for the MPEH™ include 28 Bcf of initial cavern storage capacity and aggregate peak deliverability from the proposed terminal, including deliveries from storage of up to 2.5 Bcf per day. McMoRan received approval from the Federal Energy Regulatory Commission to bring gas onshore using its proposed 36-inch pipeline into Coden, Alabama.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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